EXHIBIT 3.2

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (the “Agreement”) is made as of April 23, 2008, by and between Beams Power Investment Limited, a company with limited liability registered under the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “Issuer”), with its registered office located at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands, and Warburg Pincus Private Equity IX, L.P. (the “Buyer”).

WHEREAS:

A. The Issuer and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(1) of the Securities Act of 1933, as amended (the “Securities Act”).

B. As of the date hereof, the Issuer owns an aggregate of 36,000,000 shares of common stock, par value U.S.$0.0001 per share (the “Common Stock”), of Synutra International, Inc., a Delaware corporation (the “Company”).

C. The Buyer wishes to purchase from the Issuer, and the Issuer wishes to sell to the Buyer, upon the terms and conditions stated in this Agreement, that senior exchangeable note, in the form attached hereto as Exhibit A, in the aggregate principal amount of U.S.$30,000,000, which note shall be exchangeable into Common Stock held by the Issuer, in accordance with the terms thereof (as may be amended, supplemented, restated or otherwise modified from time to time, the “Note”).

D. Contemporaneously with the execution and delivery of this Agreement, the Company, the Issuer and the Buyer are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (as may be amended, supplemented, restated or otherwise modified from time to time, the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

E. Contemporaneously with the execution and delivery of this Agreement, the Issuer is executing and delivering to the Buyer, as a purchaser of the Note and as collateral agent (the "Collateral Agent"), a Share Pledge Agreement, substantially in the form attached hereto as Exhibit C (as may be amended, supplemented, restated or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which the Issuer will pledge certain shares of Common Stock held by the Issuer as collateral for its obligations under the Note.

F. Contemporaneously with the execution and delivery of this Agreement, the Issuer is executing and delivering to the Buyer a purpose statement on Form FR G-3 disclosing, among other things, the amount of the Note proceeds and the purpose for which the Note proceeds will be used by the Issuer.

G. The Note will rank senior to all outstanding and future indebtedness of the Issuer.

NOW, THEREFORE, the Issuer and the Buyer hereby agree as follows:

1. DEFINITIONS. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Hong Kong Special Administrative Region, People’s Republic of China are authorized or required by law to remain closed.

“Company Competitor” means any Person engaged in the business which is directly or indirectly competitive with the business of the Company or any Company Subsidiary, as described in the Company’s periodic reports currently or hereinafter filed with the SEC.

“Company Subsidiary” means a“significant subsidiary” of the Company as such term is defined under Rule 1-02(w) of Regulation S-X promulgated under the rules and regulations of the SEC as in effect on the date hereof, except for, if applicable, Qingdao Sheng Yuan Dairy Co., Ltd.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto, provided that indemnification provisions not otherwise constituting a guarantee shall not be deemed to be a “Contingent Obligation”.

“Effectiveness Date” has the meaning set forth in the Registration Rights Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Shares” means the shares of Common Stock delivered or deliverable upon exchange of the Note.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” which would be shown as a liability on the balance sheet in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

Issuer "Knowledge”, "information", "belief" or "awareness" means the knowledge, information, belief or awareness, respectively, which the Issuer would have if the Issuer had made due and reasonable enquiries of the applicable matter(s).

“Material Adverse Effect” means any event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the assets, liabilities, financial condition, business, or results of operations of the Issuer, the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Issuer to perform its obligations under the Transaction Documents or the Company to perform its obligations under the Registration Rights Agreement.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Permitted Liens” means (i) mechanics’, carriers’, or workmen’s, repairmen’s or similar liens arising or incurred in the ordinary course of business, (ii) liens for taxes, assessments and other governmental charges that are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the use or value of the property to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Required Holders” has the meaning set forth in the Note.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the Note and Exchange Shares.

“Subsidiary” of any subject Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of directors or other governing body (or if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such subject Person.

“Transaction Documents” means this Agreement, the Note, the Registration Rights Agreement and the Pledge Agreement.

2. PURCHASE AND SALE OF NOTE.

(a) Purchase of Note.

(i) Note. Subject to the satisfaction (or waiver) of the conditions set forth in Section 6 and Section 7 below, the Issuer shall issue and sell to the Buyer, and the Buyer agrees to purchase from the Issuer on the Closing Date (as defined below), the Note in the aggregate principal amount of U.S.$30,000,000 (the “Closing”).

(ii) Closing. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City time, on the date hereof (or such other time and date as is mutually agreed to by the Issuer and the Buyer) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Section 6 and Section 7 below at the offices of Paul, Hastings, Janofsky & Walker LLP, 21 22/F Bank of China, 1 Garden Road, Central Hong Kong.

(iii) Purchase Price. The aggregate purchase price for the Note to be purchased by the Buyer at the Closing (the “Purchase Price”) shall be U.S.$30,000,000.

(b) Form of Payment. On the Closing Date, (i) the Buyer shall pay its Purchase Price to the Issuer for the Note to be issued and sold to the Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Issuer’s written wire instructions and (ii) the Issuer shall deliver to the Buyer the Note (allocated in the principal amounts as the Buyer shall request) which the Buyer is then purchasing hereunder, duly executed on behalf of the Issuer in favor of the Buyer.

3. BUYER’S REPRESENTATIONS AND WARRANTIES. The Buyer represents and warrants that:

(a) Organization and Existence. The Buyer is a validly existing limited partnership and has all requisite partnership power and authority to invest in the Securities pursuant to this Agreement.

(b) Authorization. The execution, delivery and performance by the Buyer of the Transaction Documents have been duly authorized, and the Transaction Documents constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(c) Purchase Entirely for Own Account. The Securities to be received by the Buyer hereunder will be acquired for the Buyer’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The Buyer is not a broker-dealer registered with the SEC under the Exchange Act, or an entity engaged in a business that would require it to be so registered.

(d) Investment Experience. The Buyer acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities contemplated hereby.

(e) Disclosure of Information. The Buyer acknowledges having had an opportunity to receive all information related to the Company and the Issuer requested by it and to ask questions of and receive answers from the Issuer regarding businesses of the Company and the Issuer. Neither such inquiries nor any other investigation conducted by or on behalf of the Buyer or its representatives or counsel shall modify, amend or affect the Buyer’s right to rely on the truth, accuracy and completeness of the Issuer’s representations and warranties contained in the Transaction Documents. The Buyer understands that it is not relying on any representation of any kind made by the Company or the Issuer regarding the Company, the Issuer, the Securities or any other matter other than as set forth in the Transaction Documents.

(f) Restricted Securities. The Buyer understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act or exemption therefrom; provided, however, that by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and pursuant to the applicable terms of the Transaction Documents.

(g) Accredited Buyer. The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

(h) No General Solicitation. The Buyer did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

(i) Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, the Issuer or the Buyer for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Buyer.

4. REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

The Issuer represents and warrants to and for the benefit of the Buyer, as of the date hereof and as of the Closing Date, except as set forth in the SEC Documents (as defined below), as follows:

(a) Organization, Good Standing and Qualification.

(i) The Issuer is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to carry on its business as now conducted and to own and lease its properties. The Issuer has furnished to the Buyer true and complete copies of the Issuer's Memorandum of Association and Articles of Association, as amended and in effect as of the date hereof (the "Issuer Articles"). The Issuer is not in violation of any provision of the Issuer Articles. The Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except where the failure to so qualify, would not have a Material Adverse Effect. To the Issuer's Knowledge, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail, such power and authority or qualification.

(ii) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own and lease its properties. The Company is not in violation of any provision of the Company’s Certificate of Incorporation, including any certificate of designations, or the Company’s Bylaws. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except where the failure to so qualify, would not have a Material Adverse Effect. To the Issuer's Knowledge, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail, such power and authority or qualification.

(iii) Each Company Subsidiary is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as currently conducted and to own or lease its properties. The Issuer has, if requested, made available for the Buyer’s review, true and complete copies or the articles of incorporation and bylaws (or comparable organizational documents) of each Company Subsidiary. To the Issuer's Knowledge, no Company Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except where the failure to so qualify, would not have a Material Adverse Effect. To the Issuer's Knowledge, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail, such power and authority or qualification. Qingdao Sheng Yuan Dairy Co., Ltd. is currently in a voluntary winding-up process.

As of the date hereof, the Issuer owns an aggregate of 36,000,000 fully paid and nonassessable shares of Common Stock free and clear of any and all liens, (a) 11,000,000 of which are evidenced by Common Stock certificate number SII-04525, dated April 16, 2007, and (b) 25,000,000 of which are evidenced by Common Stock certificate number SII-04524, dated April 16, 2007. The Issuer has good and valid title to all such shares, and all of the outstanding shares of capital stock of the Company are validly issued and are fully paid, non-assessable and free of any preemptive and similar rights. Except as described in the SEC Documents available on the SEC’s EDGAR system, the Company owns all of the capital stock or membership interests of each Company Subsidiary free and clear of any and all liens, security interest and any other encumbrances or restrictions, and all of the outstanding shares of capital stock of each Company Subsidiary are validly issued and are fully paid, non-assessable and free of any preemptive and similar rights. The Company has no Subsidiaries except for the entities set forth in Schedule I attached hereto. The Issuer has no subsidiaries other than the Company, the Company Subsidiaries, and subsidiaries of the Company which are not Company Subsidiaries.

(b) Authorization. Each of the Company and the Issuer has full corporate power and authority and has taken all requisite action necessary for (i) the authorization, execution and delivery of the Transaction Documents to which it is a party, and (ii) the authorization of the performance of its obligations hereunder or thereunder. The Board of Directors of each of the Company and the Issuer has duly authorized the execution and delivery of the Transaction Documents to which it is a party and its consummation of the transactions contemplated hereby and thereby, and such execution, delivery and consummation does not require (A) any further filing, consent, or authorization by the Issuer, the Company or the Board of Directors or shareholders of the Issuer or the Company, or (B) any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Person, governmental body, agency, or official. Each of the Company and the Issuer has duly executed and delivered the Transaction Documents to which it is a party and such Transaction Documents constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally, and to the unenforceability of indemnification provisions that may be against public policy.

(c) Capitalization. The SEC Documents available on the SEC’s EDGAR system set forth as of the date hereof: (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock available for issuance pursuant to the Company’s stock and incentive plans, if any; (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company; (e) the number of shares of Common Stock for which the Issuer and its Affiliates are the "beneficial owners" (as defined for purposes of Rule 13d-3 of the Exchange Act). All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive and similar rights and were issued in compliance with all applicable federal and state securities laws and any rights of third parties. Except as set forth in the SEC Documents available on the SEC’s EDGAR system, no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents available on the SEC’s EDGAR system, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock of the Company, or contracts by which the Company or any Company Subsidiary is or may become bound to issue additional shares of capital stock of the Company, or securities or rights convertible or exchangeable into shares of capital stock of the Company. Except as set forth in the SEC Documents available on the SEC’s EDGAR system, and as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. There are no outstanding securities or instruments of the Company or any Company Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may become bound to redeem or otherwise acquire any security of the Company or any Company Subsidiary. Except as set forth in the SEC Documents available on the SEC’s EDGAR system, the Company or one of the Company Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of the Company Subsidiaries as owned by the Company or any such Company Subsidiary.

(d) Valid Issuance. The Note has been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, and will be free and clear of all taxes, liens, claims, restrictions on transfer, preemptive rights, rights of first refusal or other encumbrances of any nature (other than those created by the Buyer pursuant to the Pledge Agreement), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The transfer of the Exchange Shares deliverable upon exchange of the Note in accordance with the terms thereof has been duly and validly authorized by the Issuer's Board of Directors and, upon transfer, such Exchange Shares will be validly issued, fully paid and nonassessable, and will be free and clear of all taxes, liens, claims, restrictions on transfer, preemptive rights, rights of first refusal or other encumbrances of any nature (other than those created by the Buyer pursuant to the Pledge Agreement), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

(e) Consents. The execution, delivery and performance by the Issuer of the Transaction Documents, and the execution, delivery and performance by the Company of the Registration Rights Agreement, and the transactions contemplated thereby requires no consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Person, governmental body, agency, or official except (i) the filing with the SEC of a current report on Form 8-K, (ii) the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement and (iii) those that have been made or obtained prior to the date of this Agreement. The Issuer is unaware of any facts or circumstances that might prevent the Company or the Issuer from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(f) SEC Documents. During the three (3) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Act and the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The SEC Documents as amended as of the date of this Agreement, complied in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents as amended as of the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Financial Statements. The financial statements filed with the SEC as a part of the Annual Report on Form 10-K/A filed with the SEC on January 14, 2008 and Quarterly Report on Form 10-Q filed with the SEC on February 12, 2008 present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified therein, subject, in the case of interim financial statements, to the normal year-end adjustments which are not expected to be material in amount. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States and in effect as of the date of the applicable financial statements and supporting schedules, as applicable, applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto, and comply in all material respects with the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC thereunder. Except as set forth in such financial statements included in the SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business consistent with past practice, none of which ordinary course liabilities, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(h) Absence of Material Changes. Since December 31, 2007, there have not been any changes in the assets, liabilities, financial condition, business or results of operation of the Issuer, the Company or to the Issuer's Knowledge, any Company Subsidiary, which has had or would reasonably be expected to have a Material Adverse Effect.

(i) No Conflict, Breach, Violation or Default. Neither the execution, delivery and performance of the Transaction Documents by the Company or the Issuer nor the consummation of any of the transactions contemplated thereby will (i) conflict with or result in a violation of the Issuer Articles, or any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or to the Issuer's Knowledge, any Company Subsidiary, the Company’s Bylaws or to the Issuer's Knowledge, bylaws of any Company Subsidiary, (ii) give rise to the right to terminate, cancel, amend or accelerate the due date of any payment under (with or without notice, lapse or time or both), or conflict with or result in a breach of any term or provision of, or constitute a default (or any event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under or result in the execution or imposition of any lien, charge or encumbrance upon the properties or assets of the Issuer, the Company or to the Issuer's Knowledge, any Company Subsidiary pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which the Issuer, the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of its assets or properties is subject, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority, or the bylaws and rules of Nasdaq to which the Issuer, the Company or any Company Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Issuer, the Company or any Company Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not reasonably be expected to have a Material Adverse Effect. None of the Issuer, the Company or to the Issuer's Knowledge, any Company Subsidiary, individually and on a consolidated basis, is as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will be, Insolvent. For purposes of this Section 4(i), "Insolvent" means, with respect to any Person, (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(j) Tax Matters. Each of the Company and to the Issuer's Knowledge, each Company Subsidiary has timely prepared and filed all tax returns, foreign and domestic, required to have been filed by it with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and to the Issuer's Knowledge, each Company Subsidiary in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Company Subsidiary. All taxes and other assessments and levies that the Company or any Company Subsidiary are required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Issuer's Knowledge, threatened against the Company or any Company Subsidiary or any of their respective assets or property, other than Permitted Liens. There are no tax audits or investigations pending, which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding tax sharing agreements or other such arrangements between the Company, any Company Subsidiary and any other Person. Neither the Company nor any Company Subsidiary has any deferred compensation arrangements and has not paid or is not required to pay any deferred compensation which would be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(k) Title to Properties. Except as specified in the SEC Documents, the Company and the Company Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all liens, except for Permitted Liens. Any real property and facilities held under lease by the Company and the Company Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Company Subsidiaries are in compliance, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and each Company Subsidiary.

(l) Certificates, Authorities and Permits. The Company and each Company Subsidiary possesses all certificates, approvals, authorizations or permits (“Permits”) issued by the appropriate foreign, federal, state or local governmental agency or body necessary to conduct its business as now operated by it and as described in the SEC Documents, all of which are valid and in full force and effect, except where the lack of such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor to the Issuer's Knowledge, any Company Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such Permit.

(m) Labor Matters. There is no strike, labor dispute or union organization activities pending or, to the Issuer's Knowledge, threatened between the Company or any Company Subsidiary and their respective employee except as would not, individually or in the aggregate, reasonably be expected to have in a Material Adverse Effect. To the Issuer's Knowledge, no employee of the Company or any Company Subsidiary belongs to any union or collective bargaining unit. The Company and each Company Subsidiary have complied in all material respects with all applicable foreign, federal, state and local laws related to employment.

(n) Intellectual Property. The Company and each Company Subsidiary own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks service marks and trade names currently employed by them in connection with the business now operated by them and as described in the SEC Documents (collectively, the "Intellectual Property Rights"). Neither the Company nor to the Issuer's Knowledge, any Company Subsidiary has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Environmental Matters. Neither the Company nor, to the Issuer's Knowledge, any Company Subsidiary is in violation of any law, statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”) except for any violation which would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Neither the Company nor, to the Issuer's Knowledge, any Company Subsidiary owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which contamination, liability or claim would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Absence of Litigation. There are no pending or, to the Issuer's Knowledge, threatened actions, suits, proceedings, inquiries or investigations against or affecting the Issuer, the Company, any Company Subsidiary or any of their respective properties or any of the officers and directors of the Issuer, the Company or any Company Subsidiary in their capacities as such. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(q) Insurance Coverage. Except as described in the SEC Documents available on the EDGAR system, the Company and each Company Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses being conducted and the properties owned or leased by the Company and each Company Subsidiary. The Issuer has no reason to believe that the Company will not be able to renew the Company's and each Company Subsidiary's existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(r) Compliance with Nasdaq Continued Listing Requirements. The Common Stock is listed on the Nasdaq. The Company is in compliance with all applicable Nasdaq listing or maintenance requirements. Except as described in the SEC Documents available on the SEC’s EDGAR system, to the Issuer's Knowledge the Company has not received any written notice with respect to the delisting of the Common Stock from the Nasdaq. Except as disclosed in the SEC Documents, the Issuer has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by Nasdaq in the foreseeable future.

(s) Bankruptcy. None of the Issuer, the Company or to the Issuer's Knowledge, any Company Subsidiary has taken any steps to seek protection pursuant to any bankruptcy law nor does the Issuer have any knowledge or reason to believe that its creditors or the creditors of the Company or any Company Subsidiary intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact that would reasonably lead a creditor to do so.

(t) Compliance. None of the Issuer, the Company or to the Issuer's Knowledge, any Company Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Issuer, the Company or a Company Subsidiary, as applicable, under), nor has the Issuer, the Company or to the Issuer's Knowledge, any Company Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any law, statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not, have or reasonably be expected to result in a Material Adverse Effect.

(u) Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company or the Issuer. The Issuer shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by the Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby in connection with the sale of the Note. None of the Issuer or any of its Affiliates has engaged any placement agent or other agent in connection with the sale of the Note.

(v) No General Solicitation. None of the Company, the Issuer or any Person acting on their behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of the Note.

(w) Market Stabilization. None of the Company or the Issuer, or, to the Issuer's Knowledge, any Person acting on behalf of any of the foregoing, has: (i) taken or will take prior to the Closing, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Stock or any security of the Company to facilitate the sale or resale of any of the Securities; (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities; or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(x) Questionable Payments. Neither the Company nor, to the Issuer's Knowledge, any of its directors, officers, employees, agents or other Persons acting on behalf of the Company, on behalf of the Company or in connection with its business: (a) has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) has established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) has made any false or fictitious entries on the books and records of the Company; (e) has made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature; or (f) has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977.

(y) Internal and Disclosure Controls. The Company and to the Issuer's Knowledge, each Company Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Management of the Company has: (x) established and implemented disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company and the Company Subsidiaries and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the certifying officers by others within those entities; and (y) disclosed, based on its most recent evaluation, to the Buyer and the Company’s outside auditors and the audit committee of the Company's Board of Directors: (1) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data; and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K promulgated by the SEC) or, to the Issuer's Knowledge, in other factors that could significantly affect the Company’s internal controls. The books, records and accounts of the Company accurately and fairly reflect, in all material respects, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company. The Company maintains and to the Issuer's Knowledge, will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

(z) Independent Accountants. Deloitte Touche Tohmatsu CPA Ltd. is the Company’s independent registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC thereunder.

(aa) Investment Company. The Company is not and, after giving effect to the transactions contemplated by the Transaction Documents, will not be, required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(bb) Disclosure; No Undisclosed Events, Liabilities, Developments or Circumstances. The Issuer confirms that neither it, nor any other Person acting on its behalf, has provided the Buyer or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information regarding the Company. All disclosure provided to the Buyer regarding the Issuer and its business furnished by or on behalf of the Issuer is true and correct as of the date hereof and as of the date hereof does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(cc) Private Resale. Subject to the accuracy of the Buyer’s representations in Section 3 hereof, the offer and sale of the Note by the Issuer to the Buyer is exempt from the registration requirements of the Securities Act.

(dd)  Ranking of Note. As of the date of this Agreement, the Issuer has no indebtedness for borrowed money.

5. COVENANTS.

(a) Best Efforts. Each party hereto shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Section 6 and Section 7 of this Agreement.

(b) Reporting Status. Until the date on which the Note, or any portion thereof, is not outstanding (the “Reporting Period”), the Issuer shall use its commercially reasonable efforts to cause the Company to timely file all reports required to be filed with the SEC pursuant to the Exchange Act and to not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination, and the Issuer shall use its commercially reasonable efforts to cause the Company to gain and thereafter maintain its eligibility to register the Exchange Shares for resale by the Buyer on Form S-3 as promptly as possible after the date hereof, unless the Board of Directors of the Company determines in good faith that this is not in the best interests of the Company.

(c) Listing. The Issuer shall use its commercially reasonable efforts to cause the Company to maintain the listing of all of the Registrable Securities upon national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and to maintain, in accordance with the Note, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Issuer shall use its commercially reasonable efforts to cause the Company to maintain the Common Stock’s authorization for quotation on Nasdaq. The Issuer shall not, and shall use its commercially reasonable efforts to cause the Company to not, take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on Nasdaq. The Issuer shall use its commercially reasonable efforts to cause the Company to pay all fees and expenses in connection with satisfying its obligations under this Section 5(c).

(d) 8-K Filing. On or before 5:30 p.m., New York City time, on the first Business Day following the execution date of the Registration Rights Agreement, the Issuer shall use its commercially reasonable efforts to cause the Company to file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Registration Rights Agreement in the form required by the Exchange Act and attaching the Registration Rights Agreement (including all attachments, the “8-K Filing”). Subject to the foregoing, the Issuer shall not, and the Issuer shall use its commercially reasonable efforts to cause the Company and each Company Subsidiary to not, issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Issuer shall use its commercially reasonable efforts to cause the Buyer to be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Notwithstanding anything herein to the contrary, without the prior written consent of the Buyer, the Issuer shall not, and shall use all reasonable efforts to cause the Company and each Company Subsidiary and any Affiliate of the Company or Company Subsidiary to not, disclose the name of the Buyer or any Affiliate thereof in any filing, announcement, release or otherwise unless such disclosure is required by applicable law.

(e) Corporate Existence. During the Reporting Period, the Issuer shall not be party to any Issuer Fundamental Transaction (as defined in the Note) unless the Issuer is in compliance with the applicable provisions governing such Issuer Fundamental Transactions set forth in Section 2(a)(ii) and Section 4(b) of the Note.

(f) Register. The Issuer shall maintain at its principal executive offices (or, subject to the written approval of the Required Holders, such other office or agency of the Issuer as it may designate by notice to each holder of the Notes), a register for the Note in which the Issuer shall record the name and address of the Person in whose name the Note has been issued (including the name and address of each transferee), the principal amount of Note held by such Person and the number of Exchange Shares issuable upon exchange of the Note, and shall keep the register open and available at all times during business hours for inspection of the Buyer or its legal representatives; provided that the Buyer and its permitted assignees of the Note should bear the reasonable expenses incurred by the Issuer in connection with any such inspection.

(g) No Carry of Margin Stock. The Issuer shall not use any proceeds from the Note to "carry" any "margin stock," each as defined in Regulation U.

(h) Change of “Accredited Investor” Status. The Buyer and its permitted assignees of the Note should promptly inform the Issuer regarding any changes to their respective “accredited investor” (as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act) status as long as it holds any portion of the Note.

(i) Lock-up Agreement. In the event the Buyer is issued any Exchange Shares during the lock-up period set forth in the lock-up agreement entered into by the Issuer and each of the Company's directors and executive officers with the underwriters for the first underwritten public offering of shares of Common Stock by the Company pursuant to a registration statement declared effective by the SEC after the date of this Agreement (the "Lock-up Agreement"), the Buyer shall agree to be subject to the terms of such Lock-up Agreement; provided that in the event the underwriters for such offering terminate any Lock-up Agreement or waive any condition or provision of any Lock-up Agreement for the Issuer, the underwriters shall be required to simultaneously terminate Buyer's lock-up agreement or waive such condition or provision in the Buyer's lock-up agreement, respectively; and provided further that the lockup period in the Lock-up Agreement shall not extend for a period of more than 180 days from the date of the underwriting agreement for such underwritten public offering.

(j) Transfer Taxes. The Issuer and the Buyer shall each bear fifty percent (50%) of all documentary, stamp, stamp duty reserve, excise, transfer, sales, excise, use or other similar taxes (other than income or similar taxes) imposed or collected by any governmental or regulatory authority resulting from the sale and transfer of the Note by the Issuer to the Buyer.

6. CONDITIONS TO THE ISSUER’S OBLIGATION TO SELL.

The obligation of the Issuer hereunder to issue and sell the Note to the Buyer at the Closing and to take the other actions to be taken by the Issuer at and after the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Issuer’s sole benefit and may be waived by the Issuer at any time in its sole discretion by providing the Buyer with prior joint written notice thereof:

(i) The Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Issuer.

(ii) The Collateral Agent shall have executed and delivered the Pledge Agreement.

(iii) The Buyer shall have delivered the Purchase Price for the Note to the order of the Issuer pursuant to the instructions attached as Schedule II hereto, by wire transfer of immediately available funds.

(iv) The representations and warranties of the Buyer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

(v) The Buyer shall have executed the Cross Receipt, dated as of the Closing Date, in the form of Exhibit D attached hereto, and delivered the same to the Issuer.

7. CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

The obligation of the Buyer hereunder to purchase the Note at the Closing and to take the other actions to be taken by the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Issuer with prior written notice thereof:

(i) Each of the Company and the Issuer shall have duly executed and delivered to the Buyer each of the Transaction Documents to which it is a party.

(ii) The Buyer shall have received the opinion of Maples and Calder, the Issuer's outside British Virgin Islands counsel, dated as of the Closing Date, in substantially the form of Exhibit E attached hereto.

(iii) The Buyer shall have received the opinion of O'Melveny & Myers LLP, the Issuer's outside U.S. counsel, dated as of the Closing Date, in substantially the form of Exhibit F attached hereto.

(iv) The Issuer shall have delivered to the Buyer a certificate evidencing the good standing of the Issuer in the British Virgin Islands as of a date within twenty (20) days prior to the Closing Date.

(v) The Issuer shall have delivered to the Buyer a certified copy of the Issuer Articles, as certified by the Registrar of Companies of the British Virgin Islands within twenty (20) days prior to the Closing Date.

(vi) The Issuer shall have delivered to the Buyer a certificate, executed by the director of the Issuer and dated as of the Closing Date, certifying the resolutions adopted by the Issuer's Board of Directors approving the transactions contemplated by the Transaction Documents, certifying the current versions of the Issuer Articles and certifying as to the signatures and authority of Persons signing the Transaction Documents and related documents on behalf of the Issuer in the form attached hereto as Exhibit G.

(vii) The Issuer shall have delivered to the Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, certifying the resolutions adopted by the Company's Board of Directors approving the Registration Rights Agreement and the transactions contemplated thereby, certifying the current versions of the Company Certificate of Incorporation and Company Bylaws and certifying as to the signatures and authority of Persons signing the Transaction Documents and related documents on behalf of the Company in the form attached hereto as Exhibit H.

(viii) Each representation and warranty of the Issuer, together or individually, shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or a Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it or them at or prior to the Closing Date. The Buyer shall have received a certificate from the Issuer, executed by the director of the Issuer and dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer in the form attached hereto as Exhibit G.

(ix) The Issuer shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the sale and issuance of the Note and the consummation of the other transactions contemplated by the Transaction Documents to be consummated on or prior to the Closing Date, all of which shall be in full force and effect.

(x) The shares of Common Stock shall not have been suspended, as of the Closing Date, by the SEC or Nasdaq from trading on Nasdaq nor shall suspension by the SEC or Nasdaq have been threatened, as of the Closing Date, either (A) in writing by the SEC or Nasdaq or (B) by falling below the minimum listing maintenance requirements of Nasdaq.

(xi) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated by the Transaction Documents.

(xii) The Buyer shall have perfected its security interest in and to the Pledged Collateral (as defined in the Pledge Agreement) to the reasonable satisfaction of the Buyer.

(xiii) The Issuer shall have delivered to the Collateral Agent (as defined in the Pledge Agreement) the certificates representing the Pledged Stock (as defined in the Pledge Agreement) and the Powers (as defined in the Pledge Agreement).

(xiv) The Company’s delivery to the Buyer of a written consent and waiver of ABN AMRO Bank N.V., Hong Kong Branch ("ABN") of all matters set forth in the Registration Rights Agreement pursuant to the Registration Rights Agreement, dated April 19, 2007, by and between the Company and ABN.

(xv) All financing statements filed in favor of ABN covering shares of Common Stock held by the Issuer shall have terminated in their entirety.

(xvi) The Company’s delivery to the Buyer of an executed authorization letter of ABN in the form attached hereto as Exhibit I.

(xvii) The Issuer shall have executed the Cross Receipt, dated as of the Closing Date, in the form of Exhibit D attached hereto, and delivered the same to the Buyer.

8. TERMINATION. In the event that the Closing shall not have occurred on or before five (5) Business Days from the date hereof, this Agreement shall terminate automatically without further actions from the parties.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The Issuer hereby appoints CT Corporation System, with offices located at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in New York. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or a .PDF signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or a .PDF signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyer, the Issuer, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein; and, except as specifically set forth herein or therein, neither the Issuer nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Issuer and the Required Holders, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities as applicable; provided, however, that any amendment to this Agreement that adversely or disproportionately affects any particular holder shall require the prior written consent of such holder. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then-outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holder of Notes, as the case may be. The Issuer has not, directly or indirectly, made any agreements with any holder of the Notes relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Issuer confirms that, except as set forth in this Agreement, the Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company, the Issuer or otherwise.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or electronic mail or other mean reasonably designed to effect delivery with delivery confirmation (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Issuer:

Beams Power Investment Limited
c/o Xiuqing Meng
Shenglong Garden
No. 103 Dongluyuan
Tongzhou District
Beijing, 101101, PRC
Facsimile: +86-10-8959-7470
E-mail: sherrymeng@yahoo.com

With a copy which shall not constitute notice to:

O’Melveny & Myers LLP
37st Floor,
Yintai Center, Office Tower, No.2 Jianguomenwai Avenue
Beijing 100022, China
Attention: David Roberts
Fax: +86-10-6563-4269

If to the Buyer:

Warburg Pincus Private Equity IX, L.P.
c/o Warburg Pincus LLC
466 Lexington Avenue
New York, NY 10017
Attention: Arenare Scott
Fax: (212) 922-0933

with a copy (for informational purposes only) to:

Paul, Hastings, Janofsky & Walker LLP
19th Floor,
Yintai Center, Office Tower
2 Jianguomenwai Avenue
Beijing 100022, China
Attention: Adam Kearney
Fax: +86-10-8567-5360

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

Any document shall be deemed to have been duly served if marked for the attention of the agent for service of process at its address (as set forth in Section 9(a) hereof) or such other address in the United States as may be notified to the party wishing to serve the document and delivered in accordance with the notice provisions set forth in this Section 9(f) hereof.

If the Issuer's agent for service of process at any time ceases for any reason to act as such, the Issuer shall appoint a replacement agent having an address for service in the United States and shall notify each Buyer in writing of the name and address of the replacement agent. Failing such appointment and notification, each Buyer shall be entitled by notice to the Issuer to appoint a replacement agent to act on the Issuer's behalf. The provisions of this Section 9(f) applying to service on an agent for service of process apply equally to service on a replacement agent.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. The Issuer shall not assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders, including by way of an Issuer Fundamental Transaction (unless the Issuer is in compliance with the applicable provisions governing such Issuer Fundamental Transaction, as set forth in the Note). The Buyer shall not assign or transfer the Note or any portion thereof that, individually or collectively, represents more than U.S.$24,000,000 in principal under the Note; provided that in no event shall the Buyer assign or transfer the Note or any portion thereof to a Company Competitor.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 8 hereof, the representations and warranties of the Buyer and the Issuer contained herein and the agreements and covenants set forth herein shall survive the Closing and the delivery and exercise of exchange rights on the Note, as applicable.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification.

(i) In consideration of the Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Issuer’s other obligations under the Transaction Documents, the Issuer shall defend, protect, indemnify and hold harmless the Buyer and its shareholders, partners, members, officers, directors, employees and agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee, at any time during the period commencing on the Closing Date and ending on the 18-month anniversary of the Closing Date, as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Issuer in the Transaction Documents or any other certificate, instrument or document delivered by or on behalf of the Issuer, (b) any breach of any covenant, agreement or obligation of the Issuer contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Note, or (iii) the status of the Buyer or holder of the Securities as a potential investor in the Company pursuant to the transactions contemplated by the Transaction Documents in the case of clause (c)(i), (ii) or (iii), caused directly or indirectly by the willful misconduct or negligence of the Issuer. The Issuer shall not be required to make any indemnification payment pursuant to this Section 9(k) (A) until such time as the total amount of all Indemnified Liabilities (including the Indemnified Liabilities arising from all matters under this Agreement that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject), exceeds U.S.$300,000; provided that if the total amount of such Indemnified Liabilities exceeds U.S.$300,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of all such Indemnified Liabilities, and not merely the portion of such Indemnified Liabilities exceeding U.S.$300,000; and provided further that the limitation on the indemnification obligations of the Issuer set forth in this sentence shall not apply to (y) any breach arising directly or indirectly from any circumstance of which the Issuer had actual knowledge on or prior to the Closing Date, or (z) any breach of Section 4(u) hereof. The aggregate amount recoverable by Indemnitees for Indemnified Liabilities under the Transaction Documents with respect to claims made by third parties shall in no event exceed U.S.$10,000,000, provided that for the avoidance of doubt, such limitation with respect to indemnification for third-party claims shall not in any manner be construed as limiting amounts recoverable in connection with the Issuer's other obligations under the Transaction Documents.

(ii) To the extent that the foregoing undertaking by the Issuer may be unenforceable for any reason, the Issuer shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. The Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, each party hereto recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the other party. Each party therefore agrees that the other party shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Buyer or a holder of the Note (or any portion thereof) exercises a right, election, demand or option under a Transaction Document and the Company or the Issuer, as applicable, does not timely perform its related obligations within the periods therein provided, then the Buyer or the holder of the Note (or any portion thereof) may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company or the Issuer, as applicable, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o) Payment Set Aside. To the extent that the Issuer makes a payment or payments to the Buyer or a holder of the Note (or any portion thereof) hereunder or pursuant to any of the other Transaction Documents or the Buyer or the holder of the Note (or any portion thereof) enforces or exercises their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Issuer, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p) Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in U.S. dollars. All amounts owing under this Agreement or any Transaction Document shall be paid in U.S. dollars. All amounts denominated in other currencies shall be converted in the U.S. dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Agreement, the U.S. dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

(q) Judgment Currency.

(i) If for the purpose of obtaining or enforcing judgment against the Issuer in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9(q) referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Agreement, the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding;

(1) the date of actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(2) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section being hereinafter referred to as the “Judgment Conversion Date”).

(ii) If in the case of any proceeding in the court of any jurisdiction referred to in Section 9(q)(i)(2) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of U.S. dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(iii) Any amount due from the Issuer under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(r) Costs. Subject to Section 5(j) hereof, each party shall bear its own costs, including attorneys’ fees and expenses, in connection with Transaction Documents and the transactions contemplated thereby, except as otherwise expressly provided herein and therein.

EXECUTION VERSION

IN WITNESS WHEREOF, the Issuer and the Buyer have caused their respective signature page to this Note Purchase Agreement to be duly executed as of the date first written above.

ISSUER:

BEAMS POWER INVESTMENT LIMITED

By:	/s/ Xiuqing Meng
Name: Xiuqing Meng
Title: Sole Director

BUYER:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX LLC, its general partner

By: Warburg Pincus Partners, LLC, its sole member

By: Warburg Pincus & Co., its managing member

By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner

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